PROXY RESULTS

Seligman Quality Municipal Fund Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 16, 1996, in San Francisco, CA. The description of each proposal and number of shares voted are as follows:

ELECTION OF DIRECTORS:
                                    FOR          AGAINST
                                 ---------      ---------
   John E. Merow                 4,288,005       43,425
   James C. Pitney               4,285,255       46,175
   Brian T. Zino                 4,288,005       43,425

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS:

                                    FOR           AGAINST        ABSTAIN
                                 ---------       ---------      ---------
                                 4,260,750        26,111         44,569


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